Exhibit 23.4

Consent of INDEPENDENT AUDITOR

We consent to the use in Carbon Natural Gas Company’s Registration Statement on Form S-1 of our report dated April 16, 2018, relating to the statements of revenues and direct operating expenses of certain properties acquired by Carbon Appalachian Company, LLC from Cabot Oil & Gas Corporation, which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ EKS&H LLLP
EKS&H LLLP

Denver, Colorado
May 25, 2018